UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 6, 2016

SECOND SIGHT MEDICAL PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

California
(State or Other Jurisdiction of Incorporation)

333-198073	02-0692322
(Commission File Number)	(IRS Employer Identification No.)

12744 San Fernando Road, Suite 400 Sylmar, California 91342
(Address of Principal Executive Offices)

(818) 833-5000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2016 the Board of Directors of Second Sight Medical Products, Inc. (the “Company”) approved the following executive and management compensation policies:

•      Adopted a “double-trigger” change of control severance plan for the Company’s Chairman, Chief Executive Officer and officers who report directly to the Chief Executive Officer. The two triggers for payment of severance are (1) change of control and (2) “qualifying” termination, which would be termination without cause by buyer or a voluntary resignation for good reason. A change of control is defined to include (i) an acquisition or merger in which 50% or more of outstanding voting power changes hands, and (ii) a sale of all or substantially all of the Company’s assets occurs.

•      For the Chairman and Chief Executive Officer, cash severance includes one year of salary continuation, bonus equal to a prorated amount for the year-to-date bonus earned but not yet paid, 100% of target bonus for the cash severance period, and a continuation of health insurance benefits for the severance period. For officers who report directly to the Chief Executive Officer, cash severance includes six months of salary continuation, bonus equal to a prorated amount for the year-to-date bonus earned but not yet paid, 100% of target bonus for the cash severance period, and a continuation of health insurance benefits for the severance period.

•     Increased base salary compensation to Dr. Robert J. Greenberg effective January 1, 2017 from $394,000 to $438,000 per annum and changed his targeted bonus from 50% of his base salary to 35% of his base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2016

SECOND SIGHT MEDICAL PRODUCTS, INC.

/s/ Thomas B. Miller

By: Thomas B. Miller

Chief Financial Officer